Exhibit 99.2

Q4 2025 Shareholder Letter MARCH 16 2026 WEIGHT WATCHERS LESLEY MENOPAUSE MARIA MED+ CODY GLP-1SUCCESS PALMER POINTS CHERIA DIABETES KIMBERLY POINTS

The trusted global leader in weight health, combining science and community, helping our millions of members live their healthiest lives. 1 122531-006 14Mar26 22:36 Page 2

Business Update

- **2025 Performance Against Guidance:** Total Revenue[i] and Adjusted EBITDA[ii] exceeded our previously provided guidance, reflecting strong operational execution as we closed 2025.
- **Clinical Momentum:** Q4 Clinical Subscription Revenue and End of Period Subscriber[i] growth remained strong at 32% and 42% year-over-year, respectively. We are seeing accelerated momentum in Q1 2026, despite lapping significant prior-year growth from our former compounded offering.
- **Q4 Revenue:** Total Revenue[i] declined 12% year-over-year, reflecting increasing consumer interest in GLP-1 medications amid continued multi-year secular headwinds in Behavioral, coupled with the commercial impact from our Chapter 11 financial reorganization. Q4 Clinical Subscription Revenue grew to 17% of Total Subscription Revenue, up from 11% in Q4 2024.
- **Q4 Profitability:** Net Loss Margin was 3.6%. Adjusted EBITDA Margin[iii] was 11.1%, which declined year-over-year primarily due to $10 million of marketing spend from additional calendar days as a result of our adoption of a new fiscal calendar which ends December 31. Strategic brand marketing investments were also made ahead of peak season.
- **Strategic Transformation:** Following our successful financial reorganization, 2026 marks the first stage of a multi-year transformation as both the weight health market and the Company undergo significant foundational shifts. We are rapidly unifying our clinical capabilities with our behavioral heritage to create a weight health ecosystem, while proactively shifting our offerings toward higher ARPU[i], integrated care models in service of superior member outcomes. We view 2026 as an important inflection year, unlocking the potential for sustainable future growth.
- **2026 Guidance:** We are providing full year Revenue[i] guidance of **$620 million – $635 million** and Adjusted EBITDA[iv] guidance of **$105 million – $115 million**. Q1 2026 Total End of Period Subscribers[i] are estimated to be approximately **2.65 million**, including Clinical End of Period Subscribers of approximately **200,000**, following a strategic concentration of marketing spend in Q1 to drive brand repositioning and Clinical growth. Our full year outlook reflects i) an opening subscriber headwind from 2025; ii) an accelerating mix shift between our Behavioral and Clinical lines of business driving ARPU[i] accretion; and iii) reduced marketing spend for the remaining quarters of the year which will be recalibrated across the portfolio as we manage relative maturity profiles of these business lines.

Performance Indicators

Revenue rounded to the nearest whole million

	Q4 2025	Q4 2024	% CHANGE
Total Revenue[i]	$163M	$184M	(12%)
Behavioral	$134M	$161M	(17%)
Clinical	$27M	$20M	32%
End of Period Subscribers[i]	2.8M	3.3M	(17%)
Behavioral	2.6M	3.2M	(19%)
Clinical	130K	92K	42%
Monthly Subscription Revenue Per Average Subscriber (ARPU)[i]	$18.73	$17.30	8%

Financial Metrics[ii]

Amounts rounded to the nearest whole million

	Successor Q4 2025	Predecessor Q4 2024
Gross Margin	70.1%	69.7%
Adjusted Gross Margin[iii]	74.4%	72.3%
Net (Loss) Income	($6M)	$25M
Net (Loss) Income Margin	(3.6%)	13.6%
Adjusted EBITDA[iii]	$18M	$46M
Adjusted EBITDA Margin[iii]	11.1%	25.1%

i. See "Definitions and Performance Indicators" for definitions for Revenue, End of Period Subscribers and Monthly Subscription Revenue per Average Subscriber.
ii. In connection with the Company's emergence from its financial reorganization process on June 24, 2025, the Company applied fresh start accounting which resulted in Successor and Predecessor financial statement presentation. References to "Successor" relate to our operations for the three months ended December 31, 2025. References to "Predecessor" relate to our operations for the three months ended December 28, 2024. Accordingly, the consolidated financial statements after June 24, 2025 are not comparable with the consolidated financial statements as of or prior to that date.
iii. See "Reconciliation to GAAP Measures of Non-GAAP Financial Measures" for further detail on adjustments to the most comparable GAAP financial measures. For purposes of 2025 Adjusted EBITDA compared to previously provided guidance, 2025 Adjusted EBITDA reflects the Successor period from June 25, 2025 through December 31, 2025 combined with the Predecessor period from December 29, 2024 through June 24, 2025.
iv. A reconciliation of the forward-looking full year Adjusted EBITDA outlook to net income cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of the Company's control, or cannot be reasonably predicted. For the same reasons, the Company is unable to assess the probable significance of the unavailable information, which could have a material impact on its future GAAP financial results.

2

To Our Valued Shareholders In last quarter’s letter, I wrote that we were entering a new era in weight health. GLP-1 medications represent a permanent, structural shift in how the world understands weight, obesity, and metabolic health, and this shift is already reshaping tens of millions of lives. The potential impact of GLP-1 adoption is extraordinary. McKinsey estimates that between 25 and 50 million Americans may use GLP-1s by 2030, up from around 10 million in 20261. Meanwhile, industries _ from food to healthcare to apparel _ are recalibrating in real time. This is not a continuation of the past. This category is being rebuilt from the inside out. And so are we. Weight Watchers is evolving beyond a primarily behavioral subscription business into an integrated weight health ecosystem with a portfolio of offerings, including clinical care. In this rapidly transforming landscape, we not only offer medication access, but also much more. We are building on a sixty-year foundation of human connection and behavioral science. This heritage is the foundation of our brand and an inherent advantage as we embark upon this transformation. #1 most trusted Weight Loss Program in 2026 (according to Newsweek best Weight Loss Medication Provider for People Seeking Additional Weight Loss Support according to Forbes We are uniquely positioned to bridge the gap between medical interventions and lifestyle support by integrating advanced clinical care with our industry-leading behavioral foundation. This evolution is more than a combination of services; it is a dedicated effort to scale a powerful community and expert coaching alongside modern medical and lifestyle tools.€ The World Health Organization recommends that GLP-1 medications be paired with intensive behavioral therapy to maximize and sustain benefits2. Our data confirms that this integrated approach - grounded in compassion and proven results - provides the comprehensive wraparound support members need to achieve superior, long-term health outcomes.€ Members who regularly engage with our GLP-1 Success Program lose Weight Watchers Med+ members prescribed GLP-1 medications reported over 29% More 30% More body weight at 12 months, on average, than those who use medication without this structured behavioral support3. body weight lost on average, at 12 months, than select competitors4. These outcomes underscore a fundamental truth: medication is a powerful tool, but the integration of clinical care with lifestyle support is the Weight Watchers differentiator that drives superior, life-changing results. See ˝Sources˝ within ˝Sources, Definitions, and Financial Details˛ section for further detail on footnotes. 3

WEIGHT WATCHERS
MADE FOR MEMBERS
ESTD 1963
MADE FOR MEMBERS
WEIGHT WATCHERS
WEIGHT WATCHERS
WEIGHT WATCHERS

Just two quarters ago, we exited Chapter 11 with a mandate to lead in this new era. Since that time, we have moved aggressively to start the reinvention of nearly every aspect of our company: refreshing our brand identity and building awareness that Weight Watchers provides access to clinicians who can prescribe GLP-1 medications; launching innovative products and offerings; and modernizing our technical and operational infrastructure.

This quarter represents an encouraging proof point that we can successfully meet this mandate. **In just a few short weeks, we saw the immediate impact of our focused brand repositioning efforts.** Awareness of our Med+ offering increased eight points in January to 30 percent, and our brand modernization perception improved by nine points. Completely repositioning a 60-year-old brand takes more than a few weeks, but these results provide a powerful early indicator that our message is resonating, confirming that we can successfully move the needle in consumer perception.

Member acquisition in our **Clinical business reached new and accelerated levels** as we exited 2025 and scaled into the first quarter. We are expecting to **end Q1 with approximately 200,000 Clinical Subscribers**, surpassing even our own high expectations for anticipated demand.

Notably, we are successfully reaching an entirely new audience. During peak season, the proportion of first-time Weight Watchers members in the U.S. increased to 35% across all programs, and reached even higher levels in Med+, where 50% of all new Med+ members were new to the Weight Watchers brand. Our efforts are also successfully reengaging prior Weight Watchers members, many of whom are returning with clear interest in our newer, clinically-focused offerings.

As GLP-1 usage continues to grow, clinically-focused solutions will continue to disrupt standalone behavioral alternatives in the weight health market. Our strategy and competitive advantage involves curating our Behavioral business for today's consumers and integrating this updated programming into our fast-scaling clinical capabilities.

We expect the result will be a robust and evolving portfolio of integrated weight health offerings designed to meet a range of members' needs. **This ecosystem allows members to transition across our portfolio – whether to Core, Core+, or Med+ — creating an engaged and increasingly retentive member base with higher ARPU and superior health outcomes.**

We are also seeing the opportunity for our **evolving product offerings to drive increased member engagement, a leading indicator for future retention and value.** In January, virtual workshop attendance among Core+ members in the U.S. increased nearly 30% year-over-year. Notably, when our affiliated physicians lead these sessions, attendance more than doubles.

These engagement signals demonstrate that our members value Weight Watchers' unique integration of medical expertise with our supportive, one-of-a-kind community. Overall, we are pleased to see encouraging signs of stabilization in our Core+ offering, including positive traction and engagement in our GLP-1 Success and Menopause programs.

4

The impact of this increasingly integrated approach goes beyond attendance and engagement; we are seeing clear evidence that our comprehensive support model also directly improves the journey for members on weight loss medication. 72% of Med+ participants reported the GLP-1 Success Program helped minimize side effects5 and Med+ members guided by a Weight Watchers Registered Dietitian during their first 12 weeks were 30% less likely to discontinue their treatment plan6. Improved adherence is a critical driver of superior health outcomes, which simultaneously reinforces the long-term retention and lifetime value central to our strategy and future growth. We recognize that 2026 is a transitional year. As is the case with any major business reinvention, the transition requires both time and intentionality, particularly when balancing new and emerging opportunities with legacy revenue streams. As we look toward the remainder of this year, we are managing this transformation with a focus on sustainable economics. We front-loaded our marketing spend in Q1 to establish improved Med+ awareness and acquisition, also aligned to the launch of the first oral GLP-1 for weight loss: the Wegovy Pill. For the remaining quarters of the year, we expect our marketing spend will be significantly lower than the first quarter and recalibrated across our full portfolio. While the subscription nature of our business means the impact of this spend shift may not be fully visible in the 2026 P&L, it is an intentional strategy as we actively manage the relative maturity profiles of our business.€ Navigating the path ahead in this dynamic, fast-growing market brings real challenges, but also unprecedented opportunity. We view 2026 as an important inflection year, building on our unique strengths to maximize the potential for sustainable future growth. By combining our track record of successful member outcomes with our maturing integrated model, we are establishing the baseline required to drive the growth of our business moving forward. Our focus remains on executing the strategic shift required for this next era of Weight Watchers and delivering on our mission of helping members live longer, happier, and healthier lives. Tara Comonte,(President and CEO WATCH IT WORK See ˝Sources˝ within ˝Sources, Definitions, and Financial Details˛ section for further detail on footnotes. 5

Integrated Care Model

Our weight health offerings range from digital behavioral tools to personalized coaching and medical solutions, allowing us to meet members where they are, while providing opportunities for ARPU expansion.

BEHAVIORAL

Q4 2025 ARPU: $16.32

Core ~$12/mo

The #1 doctor-recommended Points® program[7], featuring a customized food plan and app with science-backed tools

- Personalized Modes
- Weight Health Score
- AI body Scanner, AI food scanner
- Member only social network for community support
- 11,000+ recipes
- On-demand fitness videos, including the Lifted Method and PVOLVE
- Connected device integrations

Core+ ~$22/mo

All features of Core, plus additional community support and medically-tailored life-stage programs

- Unlimited Coaching
- Unlimited in-person and virtual workshops
- **Medical Solutions:**
  - GLP-1 Success Program
  - Menopause Program
- Additional PVOLVE classes tailored to GLP-1 and Menopause support

~30% of Q4 **Core+** signups were from **Core** Subscribers switching to Core+

CLINICAL

Q4 2025 ARPU: $70.82

Med+

Access to board-certified clinicians to provide specialized weight care, plus all the support from Behavioral

- Virtual access to ~350 Specialized Doctors and Nurse Practitioners trained in Obesity and Menopause Care
- Comprehensive formulary of FDA-approved medication, including GLP-1s and HRTs
- Streamlined insurance support and cash pay options
- Over 350 Registered Dietitians available to support all members

~30% of Q4 **Clinical** signups were from Behavioral Subscribers switching to Clinical

See "Sources" within "Sources, Definitions, and Financial Details" section for further detail on footnotes.

6

Superior Health Outcomes

Weight loss at 6 months[8]


14.1%
11.9%
10.3%
WW
Calibrate
Hims & hers

Weight loss at 12 months[8]


19.4%
15.8%
15.7%
15%
12.2%
WW
Ro
Calibrate
Form Health
Hims & Hers

Clinical Support, Including GLP-1

29% More weight loss for Med+ members prescribed a GLP-1 medication who regularly engaged with our GLP-1 Success Program than those who did not engage[9]

72% Of Med+ participants reported the GLP-1 Success Program helped minimize side effects[10]

30% Less likely for Med+ Members who met with a Registered Dietitian to discontinue their treatment plan within the first 12 weeks compared to those who did not[11]

34.7% Med+ members improved their diet quality by 34.7%[12]

Behavioral Support

7x More likely to achieve 10% weight loss than standard nutritional guidance[13]

29% Reduced calories from ultra-processed foods[14]

Menopause Support

52.5% reduction in severity of symptoms, on average, after 1 month for members on HRT[15]

Community Advantage

45% greater weight loss by members who referred a friend, at week 12[16]

Expert Human Support

4.9/5 Satisfaction for In-person workshops, virtual workshops, clinician visits, customer care, and dietitian sessions[17]

See "Sources" within "Sources, Definitions, and Financial Details" section for further detail on footnotes.

7

Strategic Priorities Two quarters ago, we completed a necessary financial and strategic reset of our business. In 2026, we are executing with the focus and intentionality required to lead the most significant shift in weight health history. While a transformation of this scale is a multi-year journey, we are executing with speed and urgency_investing in the leadership, product innovation, and clinical science necessary to win. Our work is centered on four strategic pillars: 01 Deliver a Deeply Engaging and Unified, End-to-End Digital Member Experience 02 Grow Emerging Medical, and New, Diversified Revenue Streams 03 Modernize the Weight Watchers Brand and Reclaim Market Leadership 04 Drive Ongoing Operational Improvements 9:41 All series Search for series FEATURED 3 lessons 3 lessons 3 lessons Your GLP-1 journey Your GLP-1 journey Your GLP-1 journey Continue Continue Continue GLP-1 series 3 lessons 15 lessons Your GLP-1 journey 50 recipes with at least 40 grams of protein Continue series The GLP-1 starter list The GLP-1 starter list Lesson 2 of 7 Lesson 2 of 7 9:41 Your medical weight loss journey Medication tracker View all Next dose is due on Jan 27 at 9:30PM 5 days left Meds Tracker Side Effects Weight Medication reminder Never forget your refill Don’t risk missing a dose. We can remind you when it’s time to submit a refill so stay consistent with your treatment plan. Set a refill reminder 9:41 Nutrition & fitness counseling Book an (RD Visit The Points® system Points Program Fitness plan More support for your journey Szechuan Peanut Noodles 1 S cups 7 Calories Fiber Protein Saturated fat Unsaturated fat Added sugar We convert overall nutritional quality into a single number based on calories, protein, fiber, sugar, and fat. Level up with Weight Watchers for Menopause Unlock a holistic plan tailored to your body’s changing needs_designed to address menopausal weight gain and other hormone-related symptoms. Next Access weight-loss meds and clinical care Get started Do I Qualify? 8 Meet with an obesity-trained Clinician and access breakthrough GLP-1s like Ozempic®, Wegovy®, and Zepbound®, if you’re eligible.8

Deliver a Deeply Engaging and Unified, End-to-End Digital Member Experience Delivering a seamless digital experience is central to our strategy. We are evolving our platform to act as a clinical driver that bridges medical care with our full behavioral ecosystem in real-time. This integration is designed to proactively surface the right support at high-impact moments facilitating ecosystem migration, deepening member consistency, and maximizing lifetime value. The recent launch of our redesigned web and mobile infrastructure established a modernized digital front door and an updated technology foundation for our member experience. While this initial platform release provides the essential tools, our 2026 roadmap is focused on the next critical phase: moving from a connected interface to a fully synchronized member journey. With the initial rollout complete, we are now in an active optimization phase, translating user insights and feedback into technical refinements to help ensure a more robust and polished experience with every iteration. Beyond the platform itself, we introduced changes designed to improve how members discover and engage with our offerings. We refined pricing and packaging across programs, improved visibility of and access to higher-value tiers, such as Core+, and simplified upgrade paths within the platform. These improvements help members access more of the tools, support, and clinical services that can improve their outcomes while strengthening engagement and retention over time. Personalization is another important component of this evolution. By integrating new data sources across the platform and expanding connections with health and activity devices, we are building a more adaptive experience that guides members based on their goals, behaviors, and progress over time. This foundation also supports future AI-enabled insights and tools that can help members better understand their weight health journey while supporting increasingly intelligent guidance across the experience. Community remains equally important.€ Our digital platform is designed to scale the accountability and support that have long differentiated the Weight Watchers experience - and stands out even more as many competitors focus primarily on medication access alone. While GLP-1 therapies are an important tool, long-term success requires a broader model that combines clinical guidance with behavioral support, community accountability, and sustainable lifestyle change. Our platform is increasingly designed to bring these elements together in a single experience that supports better outcomes for members over time. We are also extending Weight Watchers’ trusted expertise into new digital environments where consumers increasingly seek health guidance. As part of this effort, we recently launched a Weight Watchers experience within ChatGPT that provides access to our nutrition guidance and educational content library, helping introduce our brand to new audiences and meeting consumers where they are already seeking answers about their health. Taken together, these investments support a single objective: creating a unified platform that improves member outcomes while strengthening engagement, retention, and long-term value across our ecosystem of behavioral and clinical solutions. 9

Grow Emerging Medical, and New, Diversified Revenue Streams We are expanding Weight Watchers’ role in the metabolic health landscape by building a scalable engine that helps people taking FDA-approved medications access the care they need across multiple distribution channels. By leveraging this integrated platform across our D2C business, B2B employer partnerships, and international markets in the future, we will be able to scale our physician-led medical expertise efficiently while growing into new areas like menopause and exploring new member cohorts.€ GLP-1 medication adoption continues to accelerate, and with declining prices and oral formulations entering the market, demand is expected to continue to increase significantly in the years ahead. As one of the few NovoCare Recognized Care Providers, we were fully operational on the first day of Novo Nordisk’s launch of the Wegovy Pill, which has been a significant contributor to the Clinical growth we are seeing in Q1.€ We believe that this is just the beginning of a potential expansion of the total addressable market for GLP-1s. Oral formulations have garnered significant interest from the public, particularly among individuals who have been hesitant to use injectable therapies. In a recent survey18, nearly one-third of individuals pursuing weight loss without GLP-1 medications cited aversion to injections as a key barrier, suggesting oral formulations could significantly broaden adoption. Importantly, Weight Watchers provides access to FDA-approved medications. As regulatory scrutiny increases across the telehealth sector and branded GLP-1 medications become more accessible to consumers, we believe our superior real world outcomes will become an increasingly important differentiator. Image Placeholder Meet with a(Registered(Dietitian! 30-min video visit See ˝Sources˝ within ˝Sources, Definitions, and Financial Details˛ section for further detail on footnotes. 10

A component of our clinical growth strategy is our GLP-1 Success Program. We have taken our deep-rooted expertise in behavioral science and adapted it for the GLP-1 era, integrating medication access with structured guidance, medication support tools, and community engagement designed to help members sustain results and improve outcomes. This program is available both to members receiving prescriptions through Weight Watchers and to individuals receiving GLP-1 medications from other healthcare providers. In the United States, more than 70% of GLP-1 users receive prescriptions through their primary care or specialist physician rather than telehealth platforms19. Since GLP-1 Success does not require members to obtain medication through Weight Watchers, the program enables us to support patients in this sizable part of the market. Internationally, it also provides the opportunity to support GLP-1 users in markets where prescribing through telehealth is not yet part of our offering. Beyond GLP-1s, our portfolio of solutions includes access to registered dietitians who provide specialized nutrition guidance, and support for women navigating menopause-related metabolic and hormonal changes. These services are increasingly utilized across multiple membership tiers creating opportunities to expand engagement and ARPU across the Weight Watchers ecosystem. While these offerings remain in the early stages, engagement has been encouraging. Over time, we also see clear opportunities to expand direct access to these specialized services, such as dietitian consultations, creating additional entry points into the Weight Watchers ecosystem. 9:41 Your medical weight loss journey View all Medication tracker Next dose is due on Jan 27 at 9:30PM 5 days left Meds Tracker Side Effects Weight Medication reminder Never forget your refill Don’t risk missing a dose. We can remind you when it’s time to submit a refill so stay consistent with your treatment plan. Set a refill reminder Nutrition & fitness counseling Book an (RD Visit Fitness plan More support for your journey GUIDE GUIDE See ˝Sources˝ within ˝Sources, Definitions, and Financial Details˛ section for further detail on footnotes. Strength training on a GLP-1 Level up with Weight Watchers for Menopause Unlock a holistic plan tailored to your body’s changing needs_designed to address menopausal weight gain and other hormone-related symptoms. Group events Join live sessions hosted by your Care Team Grocery lists for your health journey Access weight-loss meds and clinical care Meet with an obesity-trained Clinician and access breakthrough GLP-1s like Ozempic®, Wegovy®, and Zepbound®, if you’re eligible.€ In parallel, we are pursuing strategic partnerships, such as our work with UnitedHealthcare, that broaden access to Weight Watchers’ services and bring our programs to employer and health plan populations. Taken together, these initiatives position Weight Watchers to capture the growing demand for clinically-supported weight management while reinforcing our differentiated model. As this platform continues to scale, we believe it will represent an increasingly important contributor to the company’s long-term growth and value creation. Talk to a Registered Dietitian for as low as $0* Get nutrition counseling and meal planning from experts to help maximize your results. Visits are covered by 600+ insurance plans. *Copays, coinsurance & deductibles may apply. Do I Qualify? 8 simple GLP-1 meal plans learning Curriculum Join a GLP-1 Workshop recipe Get started WORKSHOP Do I Qualify? Learn and connect Get a step-by-step guide to build healthy habits learning Lessons Learn more about life on a GLP-1 learning 11

3. Modernize the Weight Watchers Brand and Reclaim Market Leadership

With more than six decades of leadership in weight health, the Weight Watchers brand is one of our most valuable strategic assets. **Few companies in this category have the level of global recognition, trust, and credibility that we do**. For generations, people have turned to Weight Watchers because it works, combining the best of science with something equally powerful: human connection, accountability, compassion, and community support.

At the same time, we recognize that while our brand is widely known, **it must be modernized for a new era of weight health**. Many consumers have outdated perceptions of Weight Watchers offerings; our task is to reposition this trusted brand in a way that reflects our full and modern capabilities. That means emphasizing our science-driven, medically-integrated approach while doubling down on our unparalleled legacy of behavioral support and community.

Peak season provided early evidence that this repositioning is resonating. By focusing on awareness of our clinical offerings, which include access to clinicians that can prescribe GLP-1 prescriptions for eligible members, while also reinforcing our unique lifestyle and community support, **we saw meaningful improvements in awareness of our Med+ offering**. Just as importantly, this effort reintroduced members to the broader Weight Watchers ecosystem.

As we work to execute our multi-year strategic transformation, strengthening the brand is central to long-term value creation. Among other benefits, a modern, trusted brand improves how efficiently we can acquire new members, reengage lapsed members, and deepen relationships with those already in our ecosystem.

Our marketing strategy reflects that long-term approach. **Rather than relying solely on transactional lower funnel marketing acquisition tactics, we are rebuilding a full-funnel growth engine that increases both awareness and engagement across the Weight Watchers system**.

As brand strength grows, marketing efficiency improves which reduces reliance on paid acquisition while reigniting the organic flywheel of word-of-mouth, referrals, and community advocacy that has always been central to Weight Watchers' success.


ACCESS GLP-1s
WEIGHT WATCHERS
BETTER RESULTS
WATCH IT WORK

12

Our work began with a comprehensive brand refresh designed to bridge our historic legacy with a modern clinical identity that better reflects our current capabilities. Our goal is to redefine the perception of our brand by building on the emotional trust earned over decades while affirming Weight Watchers as a bold, innovative, modern leader at the forefront of digital technology and metabolic health.€ We supported this evolution with full-funnel marketing designed to increase awareness of our clinical offerings, particularly our Med+ program. Our investment was intentionally concentrated during peak season to establish our medical positioning _€ that Weight Watchers offers access to both a GLP-1 prescription and an integrated network of care to maximize and sustain results _ and support the introduction of the Wegovy Pill. As the year progresses, we will shift toward a more calibrated approach, leveraging the awareness built during peak season to drive more efficient acquisition across our portfolio of offerings. Following seasonally high investment in top-of-funnel positioning, we maintain robust marketing return hurdles as we continue to deploy marketing spend throughout the year. At the same time, we are working to ensure Weight Watchers remains visible in everyday popular culture. Our presence so far this year has spanned major media moments, digital creators, and social platforms _ from ABC’s New Year’s Rockin’ Eve and CNN’s New Year’s Eve Live to Khloé Kardashian’s podcast Khloé in Wonder Land _ amplified by our network of brand advocates and our new Coach Creators program, who are bringing the Weight Watchers story to life across communities every day. 9:41 Your medical weight loss journey View all Medication tracker Next dose is due on Jan 27 at 9:30PM 5 days left Meds Tracker Side Effects Weight Medication reminder Never forget your refill Don’t risk missing a dose. We can remind you when it’s time to submit a refill so stay consistent with your treatment plan. Set a refill reminder Nutrition & fitness counseling Meet our(new coaches 13

Finally, we remain committed to strengthening our brand’s long-established position as a scientific leader that drives advances in weight health. Our research team continues to advance the evidence behind integrated behavioral and GLP-1 care, including a recently published results report20 outlining dramatic differences in long-term weight health outcomes, validating the power of our holistic weight loss platform and, more broadly, demonstrating to consumers that Weight Watchers continues to study and refine the best solutions possible. All told, the investments being made across our brand _ reestablishing Weight Watchers as a scientific leader, a modern platform, and a time-tested community€ are critical to our long-term transformation. As we look to the future, we expect that this refreshed identity will become one of the most powerful engines of sustainable growth in our business. THE GLP-1 ERA: (FROM ACCESS (TO SUCCESS Drive Ongoing Operational Improvements Transforming Weight Watchers requires us to modernize and streamline our operational foundation to support the next era of integrated weight health at scale.€ For decades, Weight Watchers operated primarily as an in-person meeting and behavioral program business. The future we are building is much broader: an integrated ecosystem that combines clinical care, behavioral science, digital tools, supported by human connection and community. Delivering that experience at scale requires modern and agile technology platforms, a scalable clinical operating model, and an organization designed for speed, efficiency, and rigor. The launch of our newly rebuilt Weight Watchers mobile app in Q4 was a significant milestone in this evolution. This release focused on modernizing our core architecture and replacing legacy systems that had accumulated over many years. Establishing this new foundation positions us to accelerate improvements to the member experience, deepen personalization, and more seamlessly integrate behavioral and medical journeys over time, while also enabling faster product development. We are also strengthening the data infrastructure that underpins the platform. By bringing together behavioral engagement, clinical activity, and digital interactions, we are building a unified data foundation that will enable more personalized guidance, stronger outcomes measurement, and the introduction of AI-enabled capabilities that improve member results while increasing operational efficiency. Building on the initial launch of our new platform architecture, we are expanding our focus to clinical workflow optimization. This ongoing transition from legacy systems to a modern, agile framework will allow us to begin deploying AI-enabled tools to reduce administrative complexity while further increasing quality of member care and cost-to-serve. 14 average weight loss in the first 4 weeks 7.4 lbs Among Weight Watchers Med+ members prescribed GLP-1 medications: * GLP-1 medications represent one of the most significant advances in weight management in generations. THE GLP-1 ERA FROM ACCESS TO SUCCESS 06 07 THE GLP-1 ERA FROM ACCESS TO SUCCESS These therapies regulate appetite, improve metabolic health, and are helping reshape how obesity is understood_as a complex, biologically driven chronic condition rather than a failure of willpower. As these medications move into the mainstream, the conversation is shifting. For many people, the challenge is no longer how to obtain treatment_but how to succeed on it and maintain results over time. The GLP-1 Success Program toolkit features: 03 02 01 GLP-1_friendly recipes and (meal-planning (tools Dining-out guides and real-world nutrition strategies Strength-training guidance and (on-demand fitness content designed to help meet protein, fiber, and hydration targets while minimizing common side effects( that help members navigate restaurants, travel, and social situations to support lean-mass preservation and physical function 05 A dedicated GLP-1 community and (peer support network where members can share experiences, ask questions, and learn practical strategies from others (on similar journeys 06 Workshops and coaching led (by trained (facilitators focused on (problem-solving, habit formation, and long-term behavior change An ecosystem of care 16 17

Q4 Financial Performance and 2026 Outlook 15

W
W

Subscribers and ARPU

ARPU[i] growth year-over-year driven by mix shift to Clinical

Monthly Subscription Revenue Per Average Subscriber (ARPU)[i]


$17.30
$18.24
$18.97
$18.52
$18.73
+8% Y/Y
Q4 2024
Q1 2025
Combined Q2 2025
Q3 2025
Q4 2025

Monthly Subscription Revenue Per Average Subscriber (ARPU)[i] increased 8% year-over-year, **reflecting a structural mix shift towards our higher-value offerings.** This growth is anchored by the significant premium of our **Clinical business, where ARPU remains over 4x higher than our Behavioral business.**

Additionally, within the Behavioral business, we expect to see the benefit of Core+, which commands a price point nearly 2x higher than our standard Core offering.

Sequential ARPU improvement was further supported by the normalization of Clinical pricing following a promotional period designed to transition our remaining compounded semaglutide members.

Clinical End of Period Subscribers[i] (k)


92
135
127
124
130
~ 200
38%
55%
56%
60%
42%
~48%
Q4 2024
Q1 2025
Combined Q2 2025
Q3 2025
Q4 2025
Q1 2026E
Year-over-Year

Clinical Subscribers returned to **sequential quarter-over-quarter growth** following the completion of our transition from compounded semaglutide. This momentum strengthened further into Q1 2026, while also lapping strong growth from our former compounded semaglutide offering in Q1 2025. This was driven by increased awareness of our Clinical business including our Med+ offering, strong demand for lower-priced GLP-1 options including the new Wegovy Pill, and supported by focused marketing investments.

Clinical member acquisition in Q1 2026 was strong. While we expect sequential growth in the remaining quarters of the year, we also anticipate seasonally lower demand following peak season, lower levels of overall marketing spend, and a rebalancing of our spend allocation across the portfolio.

Behavioral End of Period Subscribers[i] (k)


3,244
3,299
3,040
2,862
2,631
~ 2,450
(13%)
(16%)
(19%)
(20%)
(19%)
~(26%)
Q4 2024
Q1 2025
Combined Q2 2025
Q3 2025
Q4 2025
Q1 2026E
Year-over-Year

Within Behavioral, member acquisition remained challenged through Q4 2025 and into Q1 2026. This reflects ongoing secular headwinds, including the commercial impact from our 2025 Chapter 11 financial reorganization, and our intentional Q1 2026 focus on Clinical growth. We are also seeing a clear market-driven shift as consumer interest in medication increases, including within our own subscriber base, as a portion of our Behavioral subscribers increasingly transition to our Clinical business. In Q4 2025, ~30% of Clinical signups came from the Behavioral business, a trend experienced throughout 2025 that we expect to continue as we **proactively manage to our highest value offerings across our portfolio.**

Encouragingly, our **Core+ offering within Behavioral**, which includes virtual and in-person workshops, as well as tailored life-stage and medication specific programs such as Menopause and GLP-1 Success, **has shown increased engagement** as we work to position this as our premium Behavioral offering. Core+ represents approximately 20% of our Behavioral subscriber base.

i. Management believes that the key performance metrics such as Subscription Revenue, Incoming and End of Period Subscribers and Monthly Subscription Revenue Per Average Subscriber for the Successor Period when combined with the Predecessor Period provides more meaningful comparisons to other periods and are useful in identifying current business trends. Accordingly, the charts and tables in this shareholder letter present the combined results for the three months ended June 30, 2025 as Combined Q2 2025.

16

Revenue and Gross Margin Scaling Clinical growth and driving operational leverage Revenue in Q4 2025 was $163 million, down 12% year-over-year. This performance highlights the varying dynamics and increasing mix shift between our two lines of business: a 17% decline in Behavioral Revenue and 32% growth in Clinical Revenue.€ The Behavioral results were driven by multi-year secular and Chapter 11 financial reorganization-related headwinds, including within our international markets which remain more heavily weighted towards legacy offerings.€ Strong Clinical performance was driven by increasing consumer interest in medical weight loss solutions and the migration of both new and existing members from Behavioral into our Clinical business.€ Foreign exchange provided a $3 million benefit in the quarter, and fiscal Q4 2025 included one extra day compared to fiscal Q4 2024. Revenue ($m) i (17%) Y/Y +32% Y/Y Gross Margin in Q4 2025 was 70.1%. Adjusted Gross Margini was 74.4%, which reflected both the seasonal staffing of clinicians ahead of peak season and the accelerating mix shift towards Clinical. Gross Margin % of Revenue (ii) These amounts combine the revenue of the Successor and Predecessor periods for comparability purposes. Although the Successor and Predecessor have a different accounting basis due to the application of fresh start accounting, none of the fresh start accounting adjustments impact revenue. Therefore, the combined revenue amounts presented are consistent with a pro forma presentation under Article 11 of Regulation S-X as if fresh start accounting was applied at the beginning of the first period presented. See “Reconciliation to GAAP Measures of Non-GAAP Financial Measures” for further detail on adjustments to the most comparable GAAP financial measures. 17

Operating Expenses Targeted reinvestment in growth and continued disciplined cost management Operating Expenses Adjusted Operating Expenses % of Revenue % of Revenue See “Reconciliation to GAAP Measures of Non-GAAP Financial Measures” for further detail on adjustments to the most comparable GAAP financial measures. Marketing expense in Q4 2025 was 40% of Revenue, which increased year-over-year, primarily due to additional calendar days in the quarter due to the change in our fiscal reporting calendar end. These additional calendar days include spend from the start of peak season amounting to $10 million. Additionally, Q4 2025 reflects our accelerated efforts to raise awareness of our Med+ offering. Selling, General & Administrative (SG&A) expenses in Q4 2025 were 32% of Revenue primarily driven by higher depreciation and amortization related to Fresh Start Accounting. Adjusted SG&A was 18% of Revenue, remaining relatively flat despite Revenue declines, a result of structural cost actions and continued expense discipline. Product Development expense in Q4 2025, which primarily includes personnel costs for engineering, product, design, and data teams, was 5% of Revenue. 18

Profitability Balancing strategic investment with operational discipline Q4 2025 Net Loss Margin was 3.6% and Adjusted EBITDA Margini was 11.1%, which declined year-over-year primarily due to $10 million of marketing spend from additional calendar days as a result of our adoption of a new fiscal calendar which ends December 31. Strategic brand marketing investments were also made ahead of peak season. Our profitability remains supported by the structural cost actions we have taken over the past years, which have allowed us to fund strategic growth initiatives while maintaining a disciplined margin profile.€ Net (Loss) Income ($m) and Net (Loss) Income Margin Adjusted EBITDA ($m) and Adjusted EBITDA Margin (i) (i) See “Reconciliation to GAAP Measures of Non-GAAP Financial Measures” for further detail on adjustments to the most comparable GAAP financial measures. 19

Cash Flow and Balance Sheet Strong liquidity and a restructured capital base Cash ($m) Cash from Operations ($m) Reorganization provided retention of $171M of cash drawn from former revolving credit facility We ended Q4 2025 with $160 million in Cash and Cash Equivalents, compared to $170 million at the end of Q3 2025. The sequential change primarily reflects Q4 2025 Adjusted EBITDA, quarterly interest on our Term Loan of $13 million, capital expenditures of $7 million, and prepayments associated with Q1 2026 marketing commitments.€ For the full year 2025, net cash taxes were $10 million, which were lower than full year 2024, reflecting transaction-related deductions from our financial reorganization and the benefits of current tax legislation. Following our Q2 2025 financial reorganization, we have fundamentally transformed our balance sheet: Term Loan $465 million, a reduction in total debt of over 70% from $1.6 billion Net Debt $305 million, an improvement of approximately 80% year-over-year Maturity June 24, 2030 Interest Rate SOFR + 680 basis points, subject to certain conditions Cash Sweep Per our credit agreement, there are annual prepayments to be made for excess cash above $100 million, based on the last 10 calendar days of the first quarter. In the case of 2026, any excess cash payment would be due on June 24, 2026.€ See “Reconciliation to GAAP Measures of Non-GAAP Financial Measures” for further detail on adjustments to the most comparable GAAP financial measures. 20

2026 Outlook Revenue & Gross Margin:(We enter 2026 managing two distinct realities. Our performance reflects a deliberate evolution of our model, as we move from a collection of standalone behavioral offerings toward a fully integrated weight health ecosystem that includes clinical care. This involves advancing the significant momentum of our Med+ offering while recalibrating our Behavioral business following ongoing multi-year secular headwinds and the commercial impact of our Chapter 11 reorganization. Central to this transition is the intentional migration of members across our portfolio as we increasingly couple behavioral support with specialized medical and life-stage programs. We view 2026 as an important inflection year, unlocking the potential for sustainable future growth. Our Behavioral business is further defined by two increasingly differing trajectories:€ Core: Our Core offering faces multi-year, ongoing secular headwinds, and incremental customer acquisition pressure following our financial reorganization. While this line of business saw further pressure in Q1 2026, this was due in part to our strategic decision to prioritize awareness and acquisition efforts for our Med+ offering in the U.S. during peak season. Core+: Our Core+ offering, which represents approximately 20% of our Behavioral subscriber base and carries a higher ARPU, is showing encouraging levels of engagement. This progress sets the stage for a return to growth in the future as we position this as our premium Behavioral offering and increase traction in medically-tailored life-stage programs such as GLP-1 Success and Menopause. Clinical member acquisition in Q1 2026 was strong. While we expect sequential growth in the remaining quarters of the year, we also anticipate seasonally lower demand following peak season, lower levels of overall marketing spend, and a rebalancing of our spend allocation across the portfolio for the remainder of the year. Our 2025 End of Period Behavioral Subscribers translates into an opening Subscription Revenue headwind in 2026 of approximately $50 million. Within Clinical, 2025 included approximately $20 million of Revenue from our former compounded semaglutide offering. In full compliance with FDA guidance following the end of the shortage, we exited this business. This transition also creates a year-over-year Revenue headwind. An important part of our strategy involves increasing levels of member migration across our portfolio and recapturing a significant portion of our lapsed members into our Clinical offering. While these dynamics create a further Subscriber and Revenue headwind for the Behavioral business, they represent a high-value transition to an accretive ARPU profile and increased lifetime member value for the business. We expect our Clinical business including our Med+ offering to continue to represent a larger share of Revenue. However, we remain focused on our long-term margin profile by leveraging workflow automation, technology enablement, and cost discipline to drive further efficiency as we scale. 21

Marketing: We expect 2026 Marketing Expense as a percentage of Revenue to increase modestly compared to 2025. We front-loaded approximately 40% to 45% of our full-year marketing spend into Q1 to solidify our Med+ positioning and acquisition during peak season, timed with the launch of the first oral GLP-1 for weight loss with the Wegovy Pill. Product Development: We expect to remain at a similar quarterly run-rate to the second half of 2025 as we continue to execute on our multi-year technology roadmap. Selling, General & Administrative (SG&A): We expect modest SG&A savings in 2026, primarily driven by the exit from our corporate headquarters lease and ongoing operational discipline. First Quarter Cash As is typical for the business, we expect a meaningful use of cash in Q1 2026, a deliberate investment phase aligned with our strategic priorities. Q1 represents our peak marketing investment period, and this year includes additional spend to support our brand relaunch and the evolution of our integrated member experience, with Q1 capital expenditures and interest payments expected to remain consistent with Q4 levels. Per our credit agreement, there are annual prepayments to be made for excess cash above $100 million, based on the last 10 calendar days of the first quarter. In the case of 2026, any excess cash payment would be due on June 24, 2026. We do not expect Q1 2026 cash usage to be indicative of full-year trends. As marketing spend moderates following this peak period, we will continue to manage liquidity and capital allocation with a focus on durable cash generation. Capital Expenditures: As we continue to invest in product innovation, technology infrastructure, and growth initiatives, we expect 2026 capital expenditures to begin to return toward historical levels. Cash Taxes We expect 2026 cash taxes to be between $5 million and $10 million. Fiscal 2026 Guidance First Quarter 2026 End of Period Subscribers reflects a strategic concentration of marketing spend in Q1 to drive brand repositioning and Clinical growth. Our full year outlook reflects i) an opening subscriber headwind from 2025; ii) an accelerating mix shift between Behavioral and Clinical lines of business driving ARPU accretion; and iii) reduced marketing spend for the remaining quarters of the year which will be recalibrated across the portfolio as we manage relative maturity profiles of these business lines. First Quarter 2026 Total End of Period Subscribers Approximately 2.65M End of Period Clinical Subscribers Approximately 200K Fiscal Year 2026 Revenue $620M - $635M Adjusted EBITDA (i) $105M - $115M A reconciliation of the forward-looking full year Adjusted EBITDA outlook to net income cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of the Company’s control, or cannot be reasonably predicted. For the same reasons, the Company is unable to assess the probable significance of the unavailable information, which could have a material impact on its future GAAP financial results. 22

Fourth Quarter Conference Call and Webcast The Company has scheduled a conference call today at 8:30 a.m. ET to discuss results. The webcast of the conference call will be available on the Company’s corporate website, corporate.ww.com, under Events and Presentations. A replay of the webcast will be available on this site for at least 90 days. About Weight Watchers Weight Watchers is the global leader in science-backed weight management, offering an integrated support system built for the GLP-1 era that combines scientific expertise, medication, cutting-edge technology, and human connection. With more than 60 years of experience, Weight Watchers is the most studied commercial weight management program in the world, delivered through its No. 1 U.S. doctor-recommended weight-loss program. Its holistic, personalized approach also includes U.S.-based clinical interventions and access to GLP-1 medications when clinically appropriate, and a global network of coaches and community support. Since 1963, the company has led with science to deliver its members the personalized support they need to reach and sustain their goals. Members can access these solutions directly, or through Weight Watchers for Business’ full-spectrum platform for employers, health plans, and payers. In a landscape crowded with contradictory advice, isolating apps, and one-size-fits-all solutions, Weight Watchers offers a proven path forward that is rooted in research, grounded in empathy and designed to help every member feel better in their body and live a longer, healthier life. For more information, visit weightwatchers.com Name: HAYLEY Progress: -100 lb* PROGRAM: MED+ ˝Weight Watchers(is the only reason I’m still on a GLP-1. (I got nutrition, community, and (so much more.˛ _Hayley, (WW Member Name: LESLEY Progress: -35 lb** PROGRAM: menopause ˝Weight Watchers isn’t one-size-fits-all. It fits this stage of life. ˛ _Lesley, (WW Member 23

Sources, Definitions and Financial Details 24

Sources * Eligible patients lost an average of 15% of their body weight (-33.6 lbs) in a 68-week clinical trial evaluating 2.4 mg semaglutide, when paired with diet and exercise. **Weight Watchers members of menopausal age lost 6.8% of their body weight (14.1 lbs) in just 6 months. Based on a secondary analysis of a 6-month randomized controlled trial (n=165 women 45 years or older with complete data) that compared participants following WW to those given standard nutritional guidelines alone. Based on a secondary analysis of a 6-month randomized controlled trial (n=165 women 45 years or older with complete data) that compared participants following WW to those given standard nutritional guidelines alone. Funded by WW international, Inc. 1 McKinsey Health Institute - The path toward a metabolic health revolution. May 20, 2025 https://www.mckinsey.com/mhi/our-insights/the-path-toward-a-metabolic-health-revolution. 2 €WHO issues global guideline on the use of GLP-1 medicines in treating obesity. https://www.who.int/news/item/01-12-2025-who-issues-global-guideline-on-the-use-of-glp-1-medicines-in-treating-obesity. 3 €Based on an internal analysis of 3,325 members who requested at least 1 GLP-1 medication refill through Weight Watchers Med+ and self-reported both a starting weight and weight at week 52. On average, members who logged in to the GLP-1 Success Program at least 4 days each week (n=376) lost 22.20% body weight, and members who never logged in to the app (n=2,949) lost 17.20% body weight in 52 weeks. Not a randomized, controlled clinical trial. Self-reported outcomes have not been independently verified. Individual results may vary. 4 Based on an internal analysis of 3,260 Weight Watchers Med+ members prescribed a GLP-1 medication and self-reported both a starting weight and a weight at month 12. On average members lost 21.0% of body weight in 12 months. Compared to an analysis of (i) 17,475 Calibrate members who received at least one month of GLP-1 medication, were enrolled and had a valid weight at month 12, and lost 15.7% body weight in 12 months; (ii) an analysis of 500+ Form Health patients who received intensive lifestyle therapy and semaglutide, and had an average weight loss 13.6% body weight in 12 months; and (iii) an analysis of 1,812 Hims & Hers members prescribed a compounded injectable GLP-1 medication through the Hims & Hers platform, reported their weight at month 12, and lost an average of 12.2% body weight in 12 months. Cohorts differed in inclusion criteria, medication type, and follow-up duration. Not randomized, controlled clinical trials. Self-reported outcomes have not been independently verified. Individual results may vary. 5 Based on survey responses of 166 participants in a 6-month clinical trial who had overweight or obesity, and were taking semaglutide/tirzepatide for weight loss through Weight Watchers Med+ and provided the GLP-1 Success Program. 6 Based on an internal analysis of data from December 2024 to April 2025 of 3,264 Weight Watchers Med+ members during their first 12 weeks of membership. 6.5% members who had at least 1 RD visit discontinued their treatment plan. 9.3% members who did not have at least 1 RD visit discontinued their treatment plan. Treatment discontinuation means canceling Weight Watchers Med+ membership or switching medication treatment plans. 7 Based on a 2023 survey by Cerner Enviza of 500 doctors. 8 Supra note 4. 9 Supra note 3. 10 Supra note 5. 11 Supra note 6. 12 Based on a 6-month clinical trial (n=180) of individuals who were enrolled between February_April 2024, with overweight or obesity taking semaglutide/tirzepatide for weight loss and related outcomes within the WW Clinic Program who increased their Healthy Eating Index score from 55.0 to 65.1. Heinberg et al. Effectiveness of Telemedicine Prescribing and a Long-Acting Obesity Medication Behavioral Program: A 24-Week Single-Arm Study. Obesity. 2025. Funded by WW International, Inc. 13 Based on a 6-month randomized controlled trial (n=376) that compared participants following WW to those given standard nutritional guidelines alone where 19.3% of WW participants achieved 10% weight loss. Palacios et al. Effectiveness of a digital weight management program on diet quality: a randomized controlled trial. AJCN. 2025. Funded by WW International, Inc. 14 Based on a secondary analysis of Palacios et al. 2025, a 6-month randomized controlled trial (n=376 adults) that compared participants following WW to those given standard nutritional guidelines alone. Manuscript in draft. Funded by WW International, Inc. 15 Based on an internal data analysis of 142 Weight Watchers Med+ Menopause program members who requested a refill of their hormone therapy through Weight Watchers and self reported symptom scores before and after participation in the program. After an average of 43.6 days, average composite menopause symptom scores decreased from 22.1 to 10.5, out of a possible 40 points. Not a randomized, controlled clinical trial. Self-reported outcomes have not been independently verified. Individual results may vary. 16 Based on an internal data analysis of 1.7M Core program members who didn’t refer someone compared to 82K Core program members who did, conducted from April 2022-April 2023. 17 Based on internal surveys conducted between December 2025 and January 2026 across various member services. Ratings of 4.9 out of 5 were reported by 1,908 in-person workshop attendees, 7,773 virtual workshop attendees, 4,790 Customer Care users, 8,420 Registered Dietitian patients, and 6,505 clinician patients. 18 Based on a survey of 1,200 US adults conducted by Citi Innovation from Citi Research consumer team, led by Filippo Falorni. 19 KFF Health Tracking Poll: Prescription Drug Costs, Views on Trump Administration Actions, and GLP-1 Use https://www.kff.org/public-opinion/kff-health-tracking-poll-prescription-drug-costs-views-on-trump-administration-actions-and-glp-1-use/. 20 Weight Watchers is Helping People Thrive on GLP-1s _Beyond the Prescription https://www.weightwatchers.com/us/glp-1/white-paper. 25

Fresh Start Accounting and Predecessor and Successor Periods In connection with the Company’s emergence from its financial reorganization process on June 24, 2025, the Company’s second quarter ended June 30, 2025 includes a “Predecessor” period from March 30, 2025 to June 24, 2025, and a ˝Successor˛ period from June 25, 2025 to June 30, 2025. Additionally, the Company qualified for and applied fresh start accounting. Accordingly, the consolidated financial statements after June 24, 2025 are not comparable with the consolidated financial statements as of or prior to that date. The Company’s third quarter ended September 30, 2025 and fourth quarter ended December 31, 2025 both represent a Successor period. Although GAAP requires that we report our results for the period from March 30, 2025 through June 24, 2025 (Predecessor) and the period from June 25, 2025 through June 30, 2025 (Successor) separately, management views certain metric and revenue information for the three months ended June 30, 2025 by combining the results of the applicable Predecessor and Successor periods because management believes such presentation provides the most meaningful comparison of our results to prior periods. Although the Predecessor and Successor periods are generally not comparable as they are impacted by fresh start accounting, there are no fresh start adjustments affecting revenue and therefore revenue information has been combined in this letter to provide a meaningful understanding of operating trends, which would be consistent with a pro forma calculation under Article 11 of Regulation S-X. Nevertheless, the combined operating results do not reflect the actual results we would have achieved absent our emergence from its financial reorganization process and may not be indicative of future results. We cannot adequately benchmark the operating results of the period from June 25, 2025 through June 30, 2025 (Successor) against any of the previous periods reported in our consolidated financial statements without combining it with the period from March 30, 2025 through June 24, 2025 (Predecessor) and do not believe that reviewing the results of this period in isolation would be useful in identifying trends in or reaching conclusions regarding our overall operating performance. Management believes that the key performance metrics such as Subscription Revenue, Incoming and End of Period Subscribers and Monthly Subscription Revenue per Average Subscriber for the Successor period when combined with the Predecessor period provides more meaningful comparisons to other periods and are useful in identifying current business trends. Accordingly, this shareholder letter presents the combined results for these metrics for the three months ended June 30, 2025. 26

Definitions and Performance Indicators ˝Behavioral˛ business refers to providing subscriptions to the Company’s digital product offerings with the option to add on unlimited access to the Company’s workshops. ˝Clinical˛ business refers to providing subscriptions to our clinical product offerings provided by Weight Watchers Clinic combined with our digital subscription product offerings and unlimited access to our workshops. ˝Revenue˛ - ˝Subscription Revenue˛ consists of the aggregate of: (a) ˝Behavioral Subscription Revenue˛, the fees associated with subscriptions for our Behavioral offerings; and (b) ˝Clinical Subscription Revenue˛, the fees associated with subscriptions for our Clinical offerings. In addition, ˝Other Revenue˛ (formerly known as ˝product sales and other˛) consists of revenue from licensing, franchise fees with respect to commitment plans and royalties, publishing and other revenue. ˝Incoming Subscribers˛ - ˝Subscribers˛ refer to Behavioral subscribers and Clinical subscribers who participate in recurring bill programs in Company-owned operations. The ˝Incoming Subscribers˛ metric reports Subscribers in Company-owned operations at a given period start. Recruitment and retention are key drivers for this metric. Management utilizes this metric to monitor changes in the subscriber base which directly impacts our revenue growth and trends. ˝End of Period Subscribers˛ - The ˝End of Period Subscribers˛ metric reports Subscribers in Company-owned operations at a given period end. Recruitment and retention are key drivers for this metric. Management utilizes this metric to monitor changes in the subscriber base which directly impacts our revenue growth and trends. ˝Monthly Subscription Revenue Per Average Subscriber˛ (˝ARPU˛) - The ˝Monthly Subscription Revenue Per Average Subscriber˛ metric reports the monthly fees associated with subscriptions for our offerings divided by the Average Subscriber for our businesses. Monthly Subscription Revenue for both quarterly and year-to-date periods for each respective business are calculated as Subscription Revenue divided by the number of months in the respective quarterly or year-to-date period. The ˝Average Subscriber˛ for quarterly periods for each respective business is the average of its Incoming Subscribers and End of Period Subscribers for the respective quarterly period. The ˝Average Subscriber˛ for year-to-date periods for each respective business is the average of its Incoming Subscribers at the beginning of the fiscal year and its End of Period Subscribers for each quarter end within the respective year-to-date period. Management utilizes this metric to consider revenue growth and trends on a per subscriber basis. 27

Cautionary Note on Forward Looking Statements This shareholder letter includes ˝forward-looking statements,˛ within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, any statements about the Company’s plans, strategies, objectives, initiatives, and prospects. The Company generally uses the words ˝may,˛ ˝will,˛ ˝could,˛ ˝expect,˛ ˝anticipate,˛ ˝believe,˛ ˝estimate,˛ ˝plan,˛ ˝intend,˛ ˝aim˛ and similar expressions in this shareholder letter to identify forward-looking statements. The Company bases these forward-looking statements on its current views with respect to future events and financial performance. Actual results could differ materially from those projected in the forward-looking statements. These forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things: our recent emergence from bankruptcy, which could adversely affect our business and relationships and subjects us to risks and uncertainties; competition from other weight management and health and wellness industry participants or the development of more effective or more favorably perceived weight management methods; our failure to continue to retain and grow our subscriber base; our ability to be a leader in the rapidly evolving and increasingly competitive clinical weight management and weight loss market; our ability to continue to develop new, innovative services and products and enhance our existing services and products or the failure of our services, products or brands to continue to appeal to the market, or our ability to successfully expand into new channels of distribution or respond to consumer trends or sentiment; our ability to successfully implement strategic initiatives; the effectiveness and efficiency of our advertising and marketing programs, including the strength of our social media presence; the impact on our reputation of actions taken by our franchisees, licensees, suppliers, affiliated provider entities, PCs’ healthcare professionals, and other partners; the recognition of asset impairment charges; the loss of key personnel, strategic partners or consultants or failure to effectively manage and motivate our workforce; our ability to successfully make acquisitions or enter into collaborations or joint ventures, including our ability to successfully integrate, operate or realize the anticipated benefits of such businesses; uncertainties related to a downturn in general economic conditions or consumer confidence, including as a result of the existing inflationary environment, changes in tariffs and escalating trade tensions, rising interest rates, the potential impact of political and social unrest and increased volatility in the credit and capital markets; the seasonal nature of our business; our failure to maintain effective internal control over financial reporting; the impact of events that impede accessing resources or discourage or impede people from gathering with others; the early termination by us of leases; the inability to renew certain of our licenses, or the inability to do so on terms that are favorable to us; the dependence of our payments system on third-party service providers; the impact of our exposure to variable rate indebtedness; the ability to generate sufficient cash to service our debt and satisfy our other liquidity requirements; uncertainties regarding the satisfactory operation of our technology or systems; the impact of data security breaches and other malicious acts or privacy concerns, including the costs of compliance with evolving privacy laws and regulations; our ability to successfully integrate and use artificial intelligence in our business; our ability to enforce our intellectual property rights both domestically and internationally, as well as the impact of our involvement in any claims related to intellectual property rights; the impact of existing and future laws and regulations; risks related to our exposure to extensive and complex healthcare laws and regulations; the outcomes of litigation or regulatory actions; risks and uncertainties associated with our international operations, including regulatory, economic, political, social, intellectual property, and foreign currency risks, which risks may be exacerbated as a result of war and terrorism; our ability to engage in share repurchases and pay cash dividends in the foreseeable future; risks related to the actions of activist shareholders and anti-takeover provisions in our articles of incorporation and bylaws; risks related to the actions of our shareholders and the exclusive forum provisions in our articles of incorporation; the possibility that we could fail to maintain the listing of our common stock on Nasdaq; and other risks and uncertainties, including those included in this shareholder letter and those detailed from time to time in our periodic reports filed with the Securities and Exchange Commission (the ˝SEC˛)(which are available on the SEC’s EDGAR database at www.sec.gov and via the Company’s website at corporate.ww.com). You should not put undue reliance on any forward-looking statements. You should understand that many important factors, including those discussed herein, could cause the Company’s results to differ materially from those expressed or suggested in any forward-looking statement. Except as required by law, the Company does not undertake any obligation to update or revise these forward-looking statements to reflect new information or events or circumstances that occur after the date of this shareholder letter or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the Company’s filings with the SEC (which are available on the SEC’s EDGAR database at www.sec.gov and via the Company’s website at corporate.ww.com). 28

Reconciliation to GAAP Measures of Non-GAAP Financial Measures To supplement the Company’s consolidated results presented in accordance with accounting principles generally accepted in the United States (˝GAAP˛), the Company has disclosed non-GAAP financial measures of operating results that exclude or adjust certain items. The Company presents in this letter non-GAAP financial measures, including earnings before interest, taxes, depreciation and amortization expenses and share-based compensation expenses (˝EBITDA˛); and for each period presented, EBITDA adjusted, as applicable, for (a) goodwill and other intangible assets impairments, (b) reorganization items, net related to the Company’s emergence from its Chapter 11 financial reorganization, (c) transaction costs related to strategic alternatives and the Company’s Chapter 11 financial reorganization, (d) net restructuring charges associated with the 2025 restructuring plan and previously disclosed 2024, 2023, and 2022 restructuring plans, (e) former Chief Executive Officer (˝CEO˛) separation expenses, and (f) other items such as the impact of foreign exchange gains and losses as indicated in the reconciliations below that management believes are not indicative of ongoing operations (˝Adjusted EBITDA˛). The Company also presents gross profit, marketing expenses, selling, general and administrative expenses, and product development expenses on a non-GAAP basis that adjusts for similar items, as further indicated in the reconciliations included elsewhere in this shareholder letter. The Company also presents the non-GAAP measure net debt, defined as total debt less unamortized deferred financing costs, unamortized debt discount (debt premium), and cash and cash equivalents. In addition, the Company presents certain of its financial results on a constant currency basis in addition to GAAP results. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. The Company calculates constant currency by calculating current-year results using prior-year foreign currency exchange rates.€ Management believes these non-GAAP financial measures provide useful supplemental information for its and investors’ evaluation of the Company’s business performance and are useful for period-over-period comparisons of the performance of the Company’s business. While management believes that these non-GAAP financial measures are useful in evaluating the Company’s business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures reported by other companies. See “Reconciliation to GAAP Measures of Non-GAAP Financial Measures” in to this shareholder letter and reconciliations, if any, included elsewhere in this shareholder letter for a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures. 29

Operational Statistics

(In Thousands, Except Percentages and Monthly Subscription Revenue Per Average Subscriber)

Unaudited

	Successor		Predecessor		
	Three Months Ended December 31, 2025	(Constant Currency)	Three Months Ended December 28,	Variance	Variance (Constant Currency)
Incoming Subscribers[1]					
Incoming Behavioral Subscribers	2,862	N/A	3,589	(20.2%)	N/A
Incoming Clinical Subscribers	124	N/A	78	59.6%	N/A
Incoming Subscribers	**2,986**	**N/A**	**3,667**	**(18.6%)**	**N/A**
End of Period Subscribers[2]					
End of Period Behavioral Subscribers	2,631	N/A	3,244	(18.9%)	N/A
End of Period Clinical Subscribers	130	N/A	92	41.9%	N/A
End of Period Subscribers	**2,761**	**N/A**	**3,336**	**(17.2%)**	**N/A**
Monthly Subscription Revenue Per Average Subscriber[3]					
Monthly Behavioral Subscription Revenue Per Average Subscriber	$ 16.32	$ 15.92	$ 15.73	3.7%	1.2%
Monthly Clinical Subscription Revenue Per Average Subscriber	$ 70.82	$ 70.82	$ 80.52	(12.0%)	(12.0%)
Monthly Subscription Revenues Per Average Subscriber	**$ 18.73**	**$ 18.35**	**$ 17.30**	**8.2%**	**6.1%**

Note: Totals may not sum due to rounding.
(1) The "Incoming Subscribers" metric reports WW subscribers in Company-owned operations at a given period start.
(2) The "End of Period Subscribers" metric reports WW subscribers in Company-owned operations at a given period end.
(3) The "Monthly Subscription Revenue Per Average Subscriber" metric reports the monthly fees associated with subscriptions for the Company's offerings divided by the Average Subscriber for its businesses. Monthly Subscription Revenue for quarterly periods for each respective business is calculated as Subscription Revenue divided by the number of months in the respective quarterly period. The "Average Subscriber" for quarterly periods for each respective business is the average of its Incoming Subscribers and End of Period Subscribers for the respective quarterly period.

Revenue - Constant Currency

(In Thousands, Except Percentages); Unaudited

	Successor		Predecessor	Variance	
	Three Months Ended December 31, 2025		Three Months Ended December 28, 2024	2025 vs 2024	2025 Constant Currency vs. 2024
	GAAP	Constant Currency	GAAP		
Total Revenue	**$ 162,812**	**$ 159,508**	**$ 184,413**	**(11.7%)**	**(13.5%)**
Behavioral Subscription Revenue[1]	$ 134,441	$ 131,202	$ 161,261	(16.6%)	(18.6%)
Clinical Subscription Revenue[2]	$ 27,013	$ 27,013	$ 20,472	32.0%	32.0%
Subscription Revenue[3]	$ 161,454	$ 158,215	$ 181,733	(11.2%)	(12.9%)
Other Revenue[4]	$ 1,358	$ 1,293	$ 2,680	(49.3%)	(51.8%)

Note: Totals may not sum due to rounding.
(1) "Behavioral Subscription Revenue" consist of the fees associated with subscriptions for the Company's Behavioral offerings.
(2) "Clinical Subscription Revenue" consist of the fees associated with subscriptions for the Company's Clinical offerings.
(3) "Subscription Revenue" is the sum of Behavioral Subscription Revenue and Clinical Subscription Revenue.
(4) "Other Revenue" (formerly known as "product sales and other") consist of revenue from licensing, franchise fees with respect to commitment plans and royalties, publishing and other revenue. Prior to fiscal 2024, Other Revenue included sales of consumer products.

30

Net (Loss) Income to Adjusted EBITDA

(In Thousands, Except Percentages); Unaudited

	Successor	Successor	Successor	Predecessor		
	Q4 2025	Q3 2025	6/25/25 - 6/30/25	3/30/25 - 6/24/25	Q1 2025	Q4 2024
Net (Loss) Income	$ (5,833)	$ (57,516)	$ 1,254	$ 1,190,688	$ (72,585)	$ 25,124
Net (Loss) Income Margin	*(3.6%)*	*(33.4%)*	*10.3%*	672.7%	*(38.9%)*	13.6%
Interest	11,767	12,052	923	11,061	27,603	27,031
Taxes	(18,856)	53,157	(523)	(20,906)	22,575	(11,745)
Depreciation and Amortization Expenses	26,308	25,493	1,681	7,287	6,914	8,681
Stock-based Compensation	604	-	-	3,173	860	705
EBITDA	$ 13,990	$ 33,186	$ 3,335	$ 1,191,303	$ (14,633)	$ 49,796
EBITDA Margin	*8.6%*	*19.3%*	*27.4%*	673.1%	*(7.8%)*	*27.0%*
Franchise Rights Acquired Impairments (1)	—	—	—	—	27,549	—
Reorganization Items, net (2)	—	—	—	(1,143,918)	—	—
Transaction Costs (3)	(514)	9,126	182	10,049	10,823	—
Restructuring Charges (4)	4,584	122	—	(1,094)	972	651
Other (5)	(17)	342	932	4,478	2,206	(4,188)
Adjusted EBITDA	$ 18,043	$ 42,776	$ 4,449	$ 60,818	$ 26,917	$ 46,259
Adjusted EBITDA Margin	11.1%	24.9%	*36.6%*	*34.4%*	14.4%	25.1%

Note: Totals may not sum due to rounding.

(1) The Company's franchise rights acquired impairment charge related to its United States unit of account.

(2) The net reorganization gain related to the Company's emergence from its Chapter 11 financial reorganization and primarily consisted of the gain on settlement of liabilities subject to compromise and the impacts of fresh start valuation adjustments.

(3) Certain non-recurring transaction costs related to strategic alternatives and the Company's Chapter 11 financial reorganization.

(4) Restructuring charges consist of expenses associated with the reduction in headcount as a result of certain strategic re-alignments. Restructuring charges include the 2025 restructuring plan, the previously disclosed 2024 restructuring plan, the previously disclosed 2023 restructuring plan and the previously disclosed 2022 restructuring plan.

(5) Primarily consists of the impact of foreign exchange gains and losses.

Net Debt

(In Thousands); Unaudited

	Successor	Predecessor
	4Q 2025	4Q 2024
Long-Term Debt, net	$ 465,466	$ 1,430,643
Cash and Cash Equivalents	160,279	53,024
Net Debt	$ 305,187	$ 1,377,619

Note: Totals may not sum due to rounding.

31

Gross Profit, Marketing Expenses, Selling, General & Administrative W (SG&A), Product Development Expenses (In Thousands, Except Percentages); Unaudited % of Revenue 70.1% 4 0.2% 5.4% 32.4% 6 9.7% 26.1% 4.8% 19.1% Adjustments: Transaction Costs(1) _ _ . 514 _ _ _ _ Depreciation and Amortization Expenses 5,350 (59) (20,899) 5,934 (77) (2,670) Restructuring Charges 1618 _ _ (2 966) (1140) _ _ (1791) Share-based Compensation Expense (604) - - (705) Total Adjustments $ 6,968 $ - $ (59) $ (23,955) 4,794 $ - $ (77) $ (5,166) % of Revenue 74.4% 40.2% 5.4% 17.6% 72.3% 26.1% 4.8% 16.3% Currency Adjustment (2,930) (319) - (149) N/A N/A N/A N/A % of Revenue 69.7% 40.8% 5.6% 32.9%l N/A N/A N/A N/A % of Revenue 74.1% 40.8% 5.5% 17.9%| N/A N/A N/A N/A Note: Totals may not sum due to rounding. Certain non-recurring transaction costs related to strategic alternatives and the Company’s Chapter 11 financial reorganization. Restructuring charges consist of expenses associated with the reduction in headcount as a result of certain strategic re-alignments. Restructuring charges include the 2025 restructuring plan, the previously disclosed 2024 restructuring plan, the previously disclosed 2023 restructuring plan and the previously disclosed 2022 restructuring plan. % of Revenue 72.1% 28.1% 4.4% 34.9% 73.2% 22.9% 5.6% 23.4% 73.7% 18.1% 8.0% 24.2°% 71.2% 42.2%, 6.0% 19.1% Adjustments: Transaction Costs(1) _ _ _ (9,126) - - - (182) _ _ _ (10,049) - - - (10,823) Depreciation and Amortization Expenses 5,135 (58) (20,301) 330 (4) (1,347) 4,147 (54) (3,086) 4,500 (61) (2,354) Restructuring Charges(2) 23 - - (99) - - - - (2,071) - - (977) (384) - - (1,356) Share-based Compensation Expense ____ __ __ _ (3,173) (860) Total Adjustments $ 5,158 $ - $ (58) $ (29,525) $ 330 $ - $ (4) $ (1,529) $ 2,076 $ - $ (54) $ (17,285) $ 4,116 $ - $ (61) $ (15,393) of Revenue 75.1% 28.1% 44% 17.8% 75.9% 229% 5.6% 10.9% | 74.9% 18.1% 8.0% 14.4% 734% 42.2% 5.9% 10.8% Note: Totals may not sum due to rounding. Certain non-recurring transaction costs related to strategic alternatives and the Company’s Chapter 11 financial reorganization. Restructuring charges consist of expenses associated with the reduction in headcount as a result of certain strategic re-alignments. Restructuring charges include the previously disclosed 2024 restructuring plan, 2023 restructuring plan and 2022 restructuring plan.

Consolidated Balance Sheets (In Thousands); Unaudited ASSETS CURRENT ASSETS Cash and cash equivalents $ 160,279 $ 53,024 Restricted cash 6,298 3,003 Receivables (net of allowances: December 31, 2025 - $1,651 and December 28,2024 - $3,166) 16,378 14,428 Prepaid income taxes 8,097 11,676 Prepaid marketing and advertising 9,275 4,969 Prepaid expenses and other current assets 13,277 15,548 TOTAL CURRENT ASSETS 213,604 102,648 Property and equipment, net 8,115 15,798 Operating lease assets 2,933 42,047 Goodwill 200,135 239,583 Other intangible assets, net 490,664 115,762 Deferred income taxes 16,482 16,686 Other noncurrent assets 14,825 17,752 TOTAL ASSETS $ 946,758 $ 550,276 LIABILITIES AND TOTAL EQUITY (DEFICIT) CURRENT LIABILITIES Portion of operating lease liabilities due within one year $ 1,260 $ 8,168 Accounts payable 9,212 17,803 Salaries and wages payable 34,375 53,143 Accrued marketing and advertising 22,985 12,805 Accrued interest 1,084 11,322 Deferred acquisition payable 15,503 Other accrued liabilities 23,049 20,593 Income taxes payable 6,006 2,339 Deferred revenue 28,565 31,655 TOTAL CURRENT LIABILITIES 126,536 173,331 Long-term debt, net 465,466 1,430,643 Long-term operating lease liabilities 1,893 44,322 Deferred income taxes 34,021 14,762 Other noncurrent liabilities 771 1,590 TOTAL LIABILITIES 628,687 1,664,648 TOTAL EQUITY (DEFICIT) Successor common stock, $0 par value; 1,000,000 shares authorized; 9,992 shares issued at December 31,20 25 378,777 Predecessor common stock, $0 par value; 1,000,000 shares authorized; 130,048 shares issued at December 28, 20 24 Predecessor treasury stock, at cost, 49,997 shares at December 28, 2024 _ (3,024,710) (Accumulated deficit) retained earnings (62,095) 1,936,170 Accumulated other comprehensive income (loss) 1,389 (25,832) TOTAL EQUITY (DEFICIT) 318,071 (1,114,372) TOTAL LIABILITIES AND TOTAL EQUITY (DEFICIT) $ 946,758 $ 550,276

Consolidated Statement of Operations (In Thousands, Except Per Share Amounts); Unaudited Subscription revenues, net(1) $ 161,454 $ 181,733 Other revenues, net 1,358 2,680 Revenues, net 162,812 184,413 _ Cost of subscription revenues 48,556 55,786 Cost of other revenues 161 114 Cost of revenues 48,717 55,900 Gross profit 114,095 128,513 Marketing expenses 65,474 48,207 Product development expenses 8,872 8,873 Selling, general and administrative expenses 52,688 35,211 Operating income (loss) (12,939) 36,222 Interest expense 11,767 27,031 Other expense, net (17) (4,188) Loss before income taxes (24,689) 13,379 Provision for (benefit from) income taxes (18,856) (11,745) Net loss $(5,833) $25,124 Net loss per share Basic $ (0.58) $ 0.31 Diluted $(0.58) $0.31 Weighted average common shares outstanding Basic 9,988 79,890 Diluted 9,988 81,005 Note: Totals may not sum due to rounding. “Subscription revenue, net” consist of the aggregate of: (a) net “Behavioral Subscription Revenue”, the fees associated with subscriptions for the Company’s Behavioral offerings; and (b) net “Clinical Subscription Revenue”, the fees associated with subscriptions for the Company’s Clinical offerings. “Other revenue, net” (formerly known as “product sales and other, net”) consist of revenue from licensing, franchise fees with respect to commitment plans and royalties, publishing and other revenue. Prior to fiscal 2024, “Other revenue, net” included sales of consumer products. “Cost of subscription revenue” consists of cost of revenue and operating expenses for the Company’s Behavioral and Clinical services.

Consolidated Statements of Cash Flows (In Thousands); Unaudited Operating activities: Net (loss) income $ (62,095) $ 1,118,103 $ (345,701) Adjustments to reconcile net (loss) income to cash provided by (used for) operating activities: Depreciation and amortization 53,482 14,201 37,784 Amortization of deferred financing costs and debt discount (52) 1,766 5,018 Impairment of franchise rights acquired 27,549 315,033 Impairment of intangible and long-lived assets 37 97 481 Share-based compensation expense 604 4,032 7,764 Deferred tax provision (benefit) (9,281) 26,232 (26,578) Allowance for doubtful accounts (599) (1,131) 2,062 Reserve for inventory obsolescence (2) (1) 72 Foreign currency exchange rate loss 1,285 6,717 (2,276) Non-cash reorganization items, net (1,176,532) Changes in cash due to: Receivables (3,600) 4,280 1,599 Inventories 2 3 91 Prepaid expenses 36,167 (31,281) 18,703 Accounts payable (1,929) (8,237) (508) Accrued liabilities (8,851) 15,084 (14,998) Deferred revenue (1,339) (2,914) (1,780) Other long term assets and liabilities, net (1,386) (2,236) (14,624) Income taxes 3,083 (30,155) 1,018 Cash provided by (used for) operating activities 5,526 (34,423) (16,840) Investing activities: Capital expenditures (87) (718) Capitalized software and website development expenditures (11,141) (6,253) (15,692) Cash paid for acquisitions, net of cash acquired (2,020) Other items, net (1) (5) Cash used for investing activities (13,161) (6,341) (16,415) Financing activities: Borrowings on revolving credit facility 171,341 Financing costs (1,298) Taxes paid related to net share settlement of equity awards (145) (839) Cash paid for acquisitions (16,000) (16,500) Other items, net (4) Cash provided by (used for) financing activities 153,898 (17,343) Effect of exchange rate changes on cash and cash equivalents and restricted cash 592 3,966 (2,248) Net increase (decrease) in cash and cash equivalents and restricted cash (7,043) 117,100 (52,846) Cash and cash equivalents and restricted cash, beginning of period 173,620 56,520 109,366 Cash and cash equivalents and restricted cash, end of period $ 166,577 $ 173,620 $ 56,520

Contact Information Investors John Mills or Anna Kate Heller WeightWatchers@icrinc.com Media Lizzy Levitan WW@hunt-gather.com